Exhibit 3.1

Industry Canada	Industrie Canada	ELECTRONIC TRANSACTION REPORT	RAPPORT DE LA TRANSACTION ELECTRONIQUE

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions	ARTICLES OF AMENDMENT (SECTIONS 27 OR 177)	CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)

Processing Type — Mode de traitement:              E-Commerce/Commerce-É

1.	Name of Corporation — Dénomination de la société	2.	Corporation No. - N° de la société
TransCanada Corporation			414844-4

3.	The articles of the above-named corporation are amended as follows:
Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante:

(a) Pursuant to subsection 27(4) of the Canada Business Corporations Act, the articles of the Corporation are hereby amended to create a ninth series of First Preferred Shares, to be designated as “Cumulative Redeemable First Preferred Shares, Series 9” and limited in number to 18,000,000 shares, each such Cumulative Redeemable First Preferred Share, Series 9 having attached thereto the rights, privileges, restrictions and conditions set out in the attached Schedule “A”.

(b) Pursuant to subsection 27(4) of the Canada Business Corporations Act, the articles of the Corporation are hereby amended to create a tenth series of First Preferred Shares, to be designated as “Cumulative Redeemable First Preferred Shares, Series 10” and limited in number to 18,000,000 shares, each such Cumulative Redeemable First Preferred Share, Series 10 having attached thereto the rights, privileges, restrictions and conditions set out in the attached Schedule “B”.

Date	Name — Nom	Signature	Capacity of - en qualité
January 15, 2014	Christine R. Johnston	signed “Christine R. Johnston”	AUTHORIZED OFFICER

SCHEDULE “A” TO ARTICLES OF AMENDMENT OF

TRANSCANADA CORPORATION

The ninth series of First Preferred Shares of the Corporation shall consist of 18,000,000 shares designated as Cumulative Redeemable First Preferred Shares, Series 9 (the “Series 9 Preferred Shares”). In addition to the rights, privileges, restrictions and conditions attaching to the First Preferred Shares as a class, the rights, privileges, restrictions and conditions attaching to the Series 9 Preferred Shares shall be as follows:

(1) Interpretation

(a) In these Series 9 Preferred Share provisions, the following expressions have the meanings indicated:

(i) “Annual Fixed Dividend Rate” means, for any Subsequent Fixed Rate Period, the annual rate of interest (expressed as a percentage rounded to the nearest one hundred-thousandth of one percent (with 0.000005% being rounded up)) equal to the sum of the Government of Canada Yield on the applicable Fixed Rate Calculation Date and 2.35%;

(ii) “Bloomberg Screen GCAN5YR Page” means the display designated as page “GCAN5YR<INDEX>“ on the Bloomberg Financial L.P. service or its successor service (or such other page as may replace the GCAN5YR<INDEX> page on that service or its successor service) for purposes of displaying Government of Canada bond yields;

(iii) “Book-Based System” means the record entry securities transfer and pledge system administered by the System Operator in accordance with the operating rules and procedures of the System Operator in force from time to time and any successor system thereof;

(iv) “Book-Entry Holder” means the person that is the beneficial holder of a Book-Entry Share;

(v) “Book-Entry Shares” means the Series 9 Preferred Shares held through the Book-Based System;

(vi) “Business Day” means a day on which chartered banks are generally open for business in both Calgary, Alberta and Toronto, Ontario;

(vii) “CDS” means CDS Clearing and Depository Services Inc. or any successor thereof;

(viii) “Common Shares” means the common shares of the Corporation;

(ix) “Definitive Share” means a fully registered, typewritten, printed, lithographed, engraved or otherwise produced share certificate representing one or more Series 9 Preferred Shares;

(x) “Dividend Payment Date” means the 30th day of January, April, July or October in any year;

(xi) “First Preferred Shares” means the first preferred shares of the Corporation;

(xii) “Fixed Rate Calculation Date” means, for any Subsequent Fixed Rate Period, the 30th day prior to the first day of such Subsequent Fixed Rate Period;

(xiii) “Floating Quarterly Dividend Rate” means, for any Quarterly Floating Rate Period, the annual rate of interest (expressed as a percentage rounded to the nearest one hundred-thousandth of one percent (with 0.000005% being rounded up)) equal to the sum of the T-Bill Rate on the applicable Floating Rate Calculation Date and 2.35%;

(xiv) “Floating Rate Calculation Date” means, for any Quarterly Floating Rate Period, the 30th day prior to the first day of such Quarterly Floating Rate Period;

(xv) “Global Certificate” means the global certificate representing outstanding Book-Entry Shares;

(xvi) “Government of Canada Yield” on any date means the yield to maturity on such date (assuming semi-annual compounding) of a Canadian dollar denominated non-callable Government of Canada bond with a term to maturity of five years as quoted as of 10:00 a.m. (Toronto time) on such date and that appears on the Bloomberg Screen GCAN5YR Page on such date; provided that if such rate does not appear on the Bloomberg Screen GCAN5YR Page on such date, then the Government of Canada Yield shall mean the arithmetic average of the yields quoted to the Corporation by two registered Canadian investment dealers selected by the Corporation as being the annual yield to maturity on such date, compounded semi-annually, that a non-callable Government of Canada bond would carry if issued, in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity of five years;

(xvii) “Initial Fixed Rate Period” means the period from and including the date of issue of the Series 9 Preferred Shares to but excluding October 30, 2019;

(xviii) “Liquidation” means the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs;

(xix) “Participants” means the participants in the Book-Based System;

(xx) “Pro Rated Dividend” means the amount determined by multiplying the amount of the dividend payable for a Quarter in which a Liquidation, conversion or redemption is to occur by four and multiplying that product by a fraction, the numerator of which is the number of days from and including the Dividend Payment Date immediately preceding the date fixed for Liquidation, conversion or redemption to but excluding such date and the denominator of which is 365 or 366, depending upon the actual number of days in the applicable year;

(xxi) “Quarter” means a three-month period ending on a Dividend Payment Date;

(xxii) “Quarterly Commencement Date” means the 30th day of January, April, July and October in each year, commencing October 30, 2019;

(xxiii) “Quarterly Floating Rate Period” means the period from and including a Quarterly Commencement Date to but excluding the next succeeding Quarterly Commencement Date;

(xxiv) “Series 9 Conversion Date” means October 30, 2019, and October 30 in every fifth year thereafter;

(xxv) “Series 10 Preferred Shares” means the Cumulative Redeemable First Preferred Shares, Series 10 of the Corporation;

(xxvi) “Subsequent Fixed Rate Period” means, for the initial Subsequent Fixed Rate Period, the period from and including October 30, 2019, to but excluding October 30, 2024, and for each succeeding Subsequent Fixed Rate Period means the period from and including the day immediately following the last day of the immediately preceding Subsequent Fixed Rate Period to but excluding October 30 in the fifth year thereafter;

(xxvii) “System Operator” means CDS or its nominee or any successor thereof; and

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(xxviii) “T-Bill Rate” means, for any Quarterly Floating Rate Period, the average yield expressed as an annual rate on 90 day Government of Canada treasury bills, as reported by the Bank of Canada, for the most recent treasury bills auction preceding the applicable Floating Rate Calculation Date.

(b) The expressions “on a parity with”, “ranking prior to”, “ranking junior to” and similar expressions refer to the order of priority in the payment of dividends or in the distribution of assets in the event of any Liquidation.

(c) If any day on which any dividend on the Series 9 Preferred Shares is payable by the Corporation or on or by which any other action is required to be taken by the Corporation is not a Business Day, then such dividend shall be payable and such other action may be taken on or by the next succeeding day that is a Business Day.

(2) Dividends

(a) During the Initial Fixed Rate Period, the holders of the Series 9 Preferred Shares shall be entitled to receive and the Corporation shall pay, as and when declared by the board of directors of the Corporation, out of the moneys of the Corporation properly applicable to the payment of dividends, fixed cumulative preferential cash dividends at an annual rate of $1.0625 per share, payable quarterly on each Dividend Payment Date in each year. The first dividend, if declared, shall be payable on April 30, 2014 and, notwithstanding the foregoing, shall be in the amount per share determined by multiplying $1.0625 by the number of days in the period from and including the date of issue of the Series 9 Preferred Shares to but excluding April 30, 2014, and dividing that product by 365.

(b) During each Subsequent Fixed Rate Period, the holders of the Series 9 Preferred Shares shall be entitled to receive and the Corporation shall pay, as and when declared by the Board of Directors, out of the moneys of the Corporation properly applicable to the payment of dividends, fixed cumulative preferential cash dividends, payable quarterly on each Dividend Payment Date, in the amount per share determined by multiplying one-quarter of the Annual Fixed Dividend Rate for such Subsequent Fixed Rate Period by $25.00.

(c) On each Fixed Rate Calculation Date, the Corporation shall determine the Annual Fixed Dividend Rate for the ensuing Subsequent Fixed Rate Period. Each such determination shall, in the absence of manifest error, be final and binding upon the Corporation and upon all holders of Series 9 Preferred Shares. The Corporation shall, on each Fixed Rate Calculation Date, give written notice of the Annual Fixed Dividend Rate for the ensuing Subsequent Fixed Rate Period to the registered holders of the then outstanding Series 9 Preferred Shares. Each such notice shall be given by electronic transmission, by facsimile transmission or by ordinary unregistered first class prepaid mail addressed to each holder of Series 9 Preferred Shares at the last address of such holder as it appears on the books of the Corporation or, in the event of the address of any holder not so appearing, to the address of such holder last known to the Corporation.

(d) If a dividend has been declared for a Quarter and a date is fixed for a Liquidation, redemption or conversion that is prior to the Dividend Payment Date for such Quarter, a Pro Rated Dividend shall be payable on the date fixed for such Liquidation, redemption or conversion instead of the dividend declared, but if such Liquidation, redemption or conversion does not occur, then the full amount of the dividend declared shall be payable on the originally scheduled Dividend Payment Date.

(e) If the dividend payable on any Dividend Payment Date is not paid in full on such date on all of the Series 9 Preferred Shares then outstanding, such dividend or the unpaid part of it shall be paid on a subsequent date or dates to be determined by the Board of Directors on which the Corporation shall have sufficient moneys properly applicable, under the provisions of any applicable law and under the provisions of any trust indenture securing bonds, debentures or other securities of the Corporation, to the payment of the dividend.

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(f) Cheques of the Corporation payable in lawful money of Canada at par at any branch of the Corporation’s bankers in Canada may be issued in respect of the dividends (less any tax required to be deducted) and payment of the cheques shall satisfy such dividends, or payments in respect of dividends may be made in any other manner determined by the Corporation.

(g) The holders of the Series 9 Preferred Shares shall not be entitled to any dividend other than as specified in this paragraph (2).

(3) Purchase for Cancellation

Subject to the provisions of paragraphs (5) and (8) and subject to such provisions of the Canada Business Corporations Act as may be applicable, the Corporation may at any time or times purchase (if obtainable) for cancellation all or any part of the Series 9 Preferred Shares outstanding from time to time

(a) through the facilities of any stock exchange on which the Series 9 Preferred Shares are listed,

(b) by invitation for tenders addressed to all the holders of record of the Series 9 Preferred Shares outstanding, or

(c) in any other manner,

at the lowest price or prices at which, in the opinion of the Board of Directors, such shares are obtainable. If upon any invitation for tenders under the provisions of this paragraph (3) more Series 9 Preferred Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is willing to purchase, the Corporation shall accept, to the extent required, the tenders submitted at the lowest price and then, if and as required, the tenders submitted at the next progressively higher prices, and if more shares are tendered at any such price than the Corporation is prepared to purchase, then the shares tendered at such price shall be purchased as nearly as may be pro rata (disregarding fractions) according to the number of Series 9 Preferred Shares so tendered by each of the holders of Series 9 Preferred Shares who submit tenders at that price. From and after the date of purchase of any Series 9 Preferred Shares under the provisions of this paragraph (3), the shares so purchased shall be restored to the status of authorized but unissued shares.

(4) Redemption

(a) The Series 9 Preferred Shares shall not be redeemable prior to October 30, 2019. Subject to the provisions of paragraph (8), on October 30, 2019, and on October 30, in every fifth year thereafter, the Corporation, upon giving notice as herein provided, may redeem all or any part of the Series 9 Preferred Shares by the payment of an amount in cash for each share to be redeemed equal to $25.00 (such amount being the “redemption amount”) plus all accrued and unpaid dividends thereon to but excluding the date fixed for redemption (the whole constituting the “cash redemption price”). For the purposes of subsection 191(4) of the Income Tax Act (Canada) or any successor or replacement provision of similar effect, the amount specified in respect of each Series 9 Preferred Share is $25.00.

(b) In any case of redemption of Series 9 Preferred Shares under the provisions of this paragraph (4), the Corporation shall, at least 30 days and not more than 60 days before the date specified for redemption, mail to each person who at the date of mailing is a registered holder of Series 9 Preferred Shares to be redeemed a written notice of the intention of the Corporation to redeem such Series 9 Preferred Shares. Such notice shall be mailed in a prepaid letter addressed to each such holder at the holder’s address as it appears on the books of the Corporation or, in the event of the address of any such holder not so appearing, to the last known address of such holder; provided, however, that accidental failure to give any such notice to one or more of such holders shall not affect the validity of such redemption. Such notice shall set out the cash redemption price and the date on which redemption is to take place and, if part only of the Series 9 Preferred Shares held by the person to whom it is addressed is to be redeemed, the number so to be redeemed. On or after the date so specified for redemption the Corporation shall pay

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or cause to be paid to or to the order of the registered holders of the Series 9 Preferred Shares to be redeemed the cash redemption price on presentation and surrender at the head office of the Corporation or any other place designated in such notice of the certificates for the Series 9 Preferred Shares called for redemption, subject to the provisions of paragraph (14). Such payment shall be made by cheque payable at par at any branch of the Corporation’s bankers in Canada. Such Series 9 Preferred Shares shall then be and be deemed to be redeemed and shall be restored to the status of authorized but unissued shares. If a part only of the shares represented by any certificate shall be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation. From and after the date specified in any such notice, the Series 9 Preferred Shares called for redemption shall cease to be entitled to dividends and the holders shall not be entitled to exercise any of the rights of holders in respect thereof unless payment of the cash redemption price shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected. The Corporation shall have the right, at any time after the mailing of notice of its intention to redeem any Series 9 Preferred Shares, to deposit the cash redemption price of the shares so called for redemption, or of such of the shares represented by certificates that have not at the date of such deposit been surrendered by the holders in connection with such redemption, to a special account in any chartered bank or any trust company in Canada named in such notice, to be paid without interest to or to the order of the respective holders of such Series 9 Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing such shares. Upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Series 9 Preferred Shares in respect of which such deposit shall have been made shall then be and be deemed to be redeemed and shall be restored to the status of authorized but unissued shares and the rights of the holders after such deposit or such redemption date shall be limited to receiving without interest their proportionate part of the total cash redemption price so deposited against presentation and surrender of the certificates held by them respectively. Any interest allowed on any such deposit shall belong to the Corporation and any unclaimed funds remaining on deposit on the sixth anniversary date of the redemption shall be returned to the Corporation. Subject to such provisions of the Canada Business Corporations Act as may be applicable, in case a part only of the then outstanding Series 9 Preferred Shares is at any time to be redeemed, the shares so to be redeemed shall be selected by lot in such manner as the Board of Directors or the transfer agent and registrar, if any, appointed by the Corporation in respect of such shares shall decide, or, if the Board of Directors so decides, such shares may be redeemed pro rata (disregarding fractions).

(5) Conversion into Series 10 Preferred Shares

(a) The Series 9 Preferred Shares shall not be convertible prior to October 30, 2019. Holders of Series 9 Preferred Shares shall have the right to convert on each Series 9 Conversion Date, subject to the provisions hereof, all or any of their Series 9 Preferred Shares into Series 10 Preferred Shares on the basis of one Series 10 Preferred Share for each Series 9 Preferred Share. The Corporation shall, not more than 60 days and not less than 30 days prior to the applicable Series 9 Conversion Date, give notice in writing in accordance with the provisions of subparagraph 2(c) to the then registered holders of the Series 9 Preferred Shares of the conversion right provided for in this paragraph (5), which notice shall set out the Series 9 Conversion Date and instructions to such holders as to the method by which such conversion right may be exercised. On the 30th day prior to each Series 9 Conversion Date, the Corporation shall give notice in writing to the then registered holders of the Series 9 Preferred Shares of the Annual Fixed Dividend Rate for the Series 9 Preferred Shares for the next succeeding Subsequent Fixed Rate Period and the Floating Quarterly Dividend Rate for the Series 10 Preferred Shares for the next succeeding Quarterly Floating Rate Period. Such notice shall be delivered in accordance with the provisions of subparagraph (2)(c).

(b) If the Corporation gives notice as provided in paragraph (4) to the holders of the Series 9 Preferred Shares of the redemption of all of the Series 9 Preferred Shares, then the right of a holder of Series 9 Preferred Shares to convert such Series 9 Preferred Shares shall terminate effective on the date of such notice and the Corporation shall not be required to give the notice specified in subparagraph (a) of this paragraph (5).

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(c) Holders of Series 9 Preferred Shares shall not be entitled to convert their shares into Series 10 Preferred Shares if the Corporation determines that there would remain outstanding on a Series 9 Conversion Date less than 1,000,000 Series 10 Preferred Shares, after having taken into account all Series 9 Preferred Shares tendered for conversion into Series 10 Preferred Shares and all Series 10 Preferred Shares tendered for conversion into Series 9 Preferred Shares, and the Corporation shall give notice in writing thereof in accordance with the provisions of subparagraph (2)(c) to all affected registered holders of the Series 9 Preferred Shares at least seven days prior to the applicable Series 9 Conversion Date and shall issue and deliver, or cause to be delivered, prior to such Series 9 Conversion Date, at the expense of the Corporation, to such holders of Series 9 Preferred Shares who have surrendered for conversion any certificate or certificates representing Series 9 Preferred Shares, certificates representing the Series 9 Preferred Shares represented by any certificate or certificates so surrendered.

(d) If the Corporation determines that there would remain outstanding on a Series 9 Conversion Date less than 1,000,000 Series 9 Preferred Shares, after having taken into account all Series 9 Preferred Shares tendered for conversion into Series 10 Preferred Shares and all Series 10 Preferred Shares tendered for conversion into Series 9 Preferred Shares, then all of the remaining outstanding Series 9 Preferred Shares shall be converted automatically into Series 10 Preferred Shares on the basis of one Series 10 Preferred Share for each Series 9 Preferred Share on the applicable Series 9 Conversion Date and the Corporation shall give notice in writing thereof in accordance with the provisions of subparagraph (2)(c) to the then registered holders of such remaining Series 9 Preferred Shares at least seven days prior to the Series 9 Conversion Date.

(e) The conversion right may be exercised by a holder of Series 9 Preferred Shares by notice in writing, in a form satisfactory to the Corporation (the “Series 9 Conversion Notice”), which notice must be received by the transfer agent and registrar for the Series 9 Preferred Shares at the principal office in Toronto or Calgary of such transfer agent and registrar not earlier than the 30th day prior to, but not later than 5:00 p.m. (Toronto time) on the 15th day preceding, a Series 9 Conversion Date. The Series 9 Conversion Notice shall indicate the number of Series 9 Preferred Shares to be converted.  Once received by the transfer agent and registrar on behalf of the Corporation, the election of a holder to convert is irrevocable.  Except in the case where the Series 10 Preferred Shares are in the Book-Based System, if the Series 10 Preferred Shares are to be registered in a name or names different from the name or names of the registered holder of the Series 9 Preferred Shares to be converted, the Series 9 Conversion Notice shall contain written notice in form and execution satisfactory to such transfer agent and registrar directing the Corporation to register the Series 10 Preferred Shares in some other name or names (the “Series 10 Transferee”) and stating the name or names (with addresses) and a written declaration, if required by the Corporation or by applicable law, as to the residence and share ownership status of the Series 10 Transferee and such other matters as may be required by such law in order to determine the entitlement of such Series 10 Transferee to hold such Series 10 Preferred Shares.

(f) If all remaining outstanding Series 9 Preferred Shares are to be converted into Series 10 Preferred Shares on the applicable Series 9 Conversion Date as provided for in subparagraph (d) of this paragraph (5), the Series 9 Preferred Shares that holders have not previously elected to convert shall be converted on the Series 9 Conversion Date into Series 10 Preferred Shares and the holders thereof shall be deemed to be holders of Series 10 Preferred Shares at 5:00 p.m. (Toronto time) on the Series 9 Conversion Date and shall be entitled, upon surrender during regular business hours at the principal office in Toronto or Calgary of the transfer agent and registrar of the Corporation of the certificate or certificates representing Series 9 Preferred Shares not previously surrendered for conversion, to receive a certificate or certificates representing the same number of Series 10 Preferred Shares in the manner and subject to the provisions of this paragraph (5) and paragraph (14).

(g) Subject to subparagraph (h) of this paragraph (5) and paragraph (14), as promptly as practicable after the Series 9 Conversion Date the Corporation shall deliver or cause to be delivered certificates representing the Series 10 Preferred Shares registered in the name of the holders of the Series 9 Preferred Shares to be converted, or as such holders shall have directed, on presentation and surrender at the principal office in Toronto or Calgary of the transfer agent and registrar for the Series 9 Preferred Shares

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of the certificate or certificates for the Series 9 Preferred Shares to be converted. If only a part of such Series 9 Preferred Shares represented by any certificate shall be converted, a new certificate for the balance shall be issued at the expense of the Corporation. From and after the date specified in any Series 9 Conversion Notice, the Series 9 Preferred Shares converted into Series 10 Preferred Shares shall cease to be outstanding and shall be restored to the status of authorized but unissued shares, and the holders thereof shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of holders in respect thereof unless the Corporation shall fail, subject to paragraph (14), to deliver to the holders of the Series 9 Preferred Shares to be converted share certificates representing the Series 10 Preferred Shares into which such shares have been converted.

(h) The obligation of the Corporation to issue Series 10 Preferred Shares upon conversion of any Series 9 Preferred Shares shall be deferred during the continuance of any one or more of the following events:

(i) the issuing of such Series 10 Preferred Shares is prohibited pursuant to any agreement or arrangement entered into by the Corporation to assure its solvency or continued operation;

(ii) the issuing of such Series 10 Preferred Shares is prohibited by law or by any regulatory or other authority having jurisdiction over the Corporation that is acting in conformity with law; or

(iii) for any reason beyond its control, the Corporation is unable to issue Series 10 Preferred Shares or is unable to deliver Series 10 Preferred Shares.

(i) The Corporation reserves the right not to deliver Series 10 Preferred Shares to any person that the Corporation or its transfer agent and registrar has reason to believe is a person whose address is in, or that the Corporation or its transfer agent and registrar has reason to believe is a resident of, any jurisdiction outside Canada if such delivery would require the Corporation to take any action to comply with the securities laws of such jurisdiction. In those circumstances, the Corporation shall hold, as agent of any such person, all or the relevant number of Series 10 Preferred Shares, and the Corporation shall attempt to sell such Series 10 Preferred Shares to parties other than the Corporation and its affiliates on behalf of any such person. Such sales (if any) shall be made at such times and at such prices as the Corporation, in its sole discretion, may determine. The Corporation shall not be subject to any liability for failure to sell Series 10 Preferred Shares on behalf of any such person at all or at any particular price or on any particular day. The net proceeds received by the Corporation from the sale of any such Series 10 Preferred Shares shall be delivered to any such person, after deducting the costs of sale, by cheque or in any other manner determined by the Corporation.

(6) Liquidation, Dissolution or Winding-up

In the event of a Liquidation, the holders of the Series 9 Preferred Shares shall be entitled to receive $25.00 per Series 9 Preferred Share plus all accrued and unpaid dividends thereon, which for such purpose shall be calculated on a pro rata basis for the period from and including the last Dividend Payment Date on which dividends on the Series 9 Preferred Shares have been paid to but excluding the date of such Liquidation, before any amount shall be paid or any property or assets of the Corporation shall be distributed to the holders of the Common Shares or to the holders of any other shares ranking junior to the Series 9 Preferred Shares in any respect. After payment to the holders of the Series 9 Preferred Shares of the amount so payable to them, they shall not, as such, be entitled to share in any further distribution of the property or assets of the Corporation.

(7) Voting Rights

The holders of Series 9 Preferred Shares will not be entitled (except as otherwise provided by law and except for meetings of the holders of First Preferred Shares as a class and meetings of the holders of Series 9 Preferred Shares as a series) to receive notice of, attend at, or vote at any meeting of shareholders of the Corporation unless and until the Corporation shall have failed to pay eight quarterly dividends on the Series 9 Preferred Shares, whether or not consecutive and whether or not such dividends have been

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declared and whether or not there are any moneys of the Corporation properly applicable to the payment of such dividends.  In the event of such non-payment, the holders of Series 9 Preferred Shares shall have the right to receive notice of and to attend each meeting of shareholders of the Corporation at which directors are to be elected and which take place more than 60 days after the date on which the failure first occurs (other than separate meetings of holders of another class or series of shares), and such holders of Series 9 Preferred Shares shall have the right, at any such meeting, to one vote with respect to resolutions to elect directors for each Series 9 Share held until all such arrears of dividends have been paid, whereupon such rights shall cease unless and until the same default shall again arise under the provisions of this paragraph (7).

(8) Restrictions on Partial Redemption or Purchase

So long as any of the Series 9 Preferred Shares are outstanding, the Corporation shall not call for redemption, purchase, reduce or otherwise pay for less than all the Series 9 Preferred Shares and all other preferred shares then outstanding ranking prior to or on a parity with the Series 9 Preferred Shares with respect to payment of dividends unless all dividends up to and including the dividends payable on the last preceding dividend payment dates on all such shares then outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment.

(9) Restrictions on Payment of Dividends and Reduction of Junior Capital

So long as any of the Series 9 Preferred Shares are outstanding, the Corporation shall not:

(a) declare, pay or set apart for payment any dividends (other than stock dividends in shares of the Corporation ranking junior to the Series 9 Preferred Shares) on the Common Shares or any other shares of the Corporation ranking junior to the Series 9 Preferred Shares with respect to payment of dividends; or

(b) call for redemption, purchase, reduce or otherwise pay for any shares of the Corporation ranking junior to the Series 9 Preferred Shares with respect to repayment of capital or with respect to payment of dividends;

unless all dividends up to and including the dividends payable on the last preceding dividend payment dates on the Series 9 Preferred Shares and on all other preferred shares ranking prior to or on a parity with the Series 9 Preferred Shares with respect to payment of dividends then outstanding shall have been declared and paid or set apart for payment at the date of any such action referred to in subparagraphs 9 (a) and (b).

(10) Issue of Additional Preferred Shares

No class of shares may be created or issued ranking as to repayment of capital or payment of dividends prior to or on a parity with the Series 9 Preferred Shares without the prior approval of the holders of the Series 9 Preferred Shares given as specified in paragraph (11), nor shall the number of Series 9 Preferred Shares be increased without such approval; provided, however, that nothing in this paragraph (10) shall prevent the Corporation from creating additional series of First Preferred Shares and, if all dividends then payable on the Series 9 Preferred Shares shall have been paid or set apart for payment, from issuing additional series of First Preferred Shares without such approval.

(11) Sanction by Holders of Series 9 Preferred Shares

The approval of the holders of the Series 9 Preferred Shares with respect to any and all matters referred to in these share provisions may be given in writing by all of the holders of the Series 9 Preferred Shares outstanding or by resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at a meeting of the holders of the Series 9 Preferred Shares duly called and held for the purpose of considering the subject matter of such resolution and at which holders of not less than a majority of all

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Series 9 Preferred Shares then outstanding are present in person or represented by proxy in accordance with the by-laws of the Corporation; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all Series 9 Preferred Shares then outstanding are not present in person or so represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than 15 days later, and to such time and place as may be fixed by the chairman of such meeting, and at such adjourned meeting the holders of Series 9 Preferred Shares present in person or so represented by proxy, whether or not they hold a majority of all Series 9 Preferred Shares then outstanding, may transact the business for which the meeting was originally called, and a resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at such adjourned meeting shall constitute the approval of the holders of the Series 9 Preferred Shares. Notice of any such original meeting of the holders of the Series 9 Preferred Shares shall be given not less than 15 days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called, and notice of any such adjourned meeting shall be given not less than 10 days prior to the date fixed for such adjourned meeting, but it shall not be necessary to specify in such notice the purpose for which the adjourned meeting is called. The formalities to be observed with respect to the giving of notice of any such original meeting or adjourned meeting and the conduct of it shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at any such original meeting or adjourned meeting, each holder of Series 9 Preferred Shares present in person or represented by proxy shall be entitled to one vote for each of the Series 9 Preferred Shares held by such holder.

(12) Tax Election

The Corporation shall elect, in the manner and within the time provided under subsection 191.2(1) of the Income Tax Act (Canada) or any successor or replacement provision of similar effect, to pay tax at a rate, and shall take all other action necessary under such Act, such that no holder of Series 9 Preferred Shares shall be required to pay tax on dividends received on the Series 9 Preferred Shares under section 187.2 of such Act or any successor or replacement provision of similar effect.

(13) Withholding Tax

Notwithstanding any other provision of these share provisions, the Corporation may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in shares) to be made pursuant to these share provisions any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required.  If the cash component of any payment, distribution, issuance or delivery to be made pursuant to these share provisions is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any non-cash payment, distribution, issuance or delivery to be made pursuant to these share provisions any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series 9 Preferred Shares pursuant to these share provisions shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this paragraph (13). Holders of Series 9 Preferred Shares shall be responsible for all withholding taxes under Part XIII of the Income Tax Act (Canada) in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to these share provisions and shall indemnify and hold harmless the Corporation on an after-tax basis for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to these share provisions.

(14) Book-Based System

(a) Subject to the provisions of subparagraphs (b) and (c) of this paragraph (14) and notwithstanding the provisions of paragraphs (1) through (13) of these share provisions, the Series 9 Preferred Shares shall be

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evidenced by a single fully registered Global Certificate representing the aggregate number of Series 9 Preferred Shares issued by the Corporation which shall be held by, or on behalf of, the System Operator as custodian of the Global Certificate for the Participants and registered in the name of “CDS & Co.” (or in such other name as the System Operator may use from time to time as its nominee for purposes of the Book-Based System), and registrations of ownership, transfers, surrenders and conversions of Series 9 Preferred Shares shall be made only through the Book-Based System. Accordingly, subject to subparagraph (c) of this paragraph (14), no beneficial holder of Series 9 Preferred Shares shall receive a certificate or other instrument from the Corporation or the System Operator evidencing such holder’s ownership thereof, and no such holder shall be shown on the records maintained by the System Operator except through a book-entry account of a Participant acting on behalf of such holder.

(b) Notwithstanding the provisions of paragraphs (1) through (13), so long as the System Operator is the registered holder of the Series 9 Preferred Shares:

(i) the System Operator shall be considered the sole owner of the Series 9 Preferred Shares for the purposes of receiving notices or payments on or in respect of the Series 9 Preferred Shares or the delivery of Series 10 Preferred Shares and certificates therefor upon the exercise of rights of conversion; and

(ii) the Corporation, pursuant to the exercise of rights of redemption or conversion, shall deliver or cause to be delivered to the System Operator, for the benefit of the beneficial holders of the Series 9 Preferred Shares, the cash redemption price for the Series 9 Preferred Shares or certificates for Series 10 Preferred Shares against delivery to the Corporation’s account with the System Operator of such holders’ Series 9 Preferred Shares.

(c) If the Corporation determines that the System Operator is no longer willing or able to discharge properly its responsibilities with respect to the Book-Based System and the Corporation is unable to locate a qualified successor or the Corporation elects, or is required by applicable law, to withdraw the Series 9 Preferred Shares from the Book-Based System, then subparagraphs (a) and (b) of this paragraph (14) shall no longer be applicable to the Series 9 Preferred Shares and the Corporation shall notify Book-Entry Holders through the System Operator of the occurrence of any such event or election and of the availability of Definitive Shares to Book-Entry Holders. Upon surrender by the System Operator of the Global Certificate to the transfer agent and registrar for the Series 9 Preferred Shares accompanied by registration instructions for re-registration, the Corporation shall execute and deliver Definitive Shares. The Corporation shall not be liable for any delay in delivering such instructions and may conclusively act and rely on and shall be protected in acting and relying on such instructions. Upon the issuance of Definitive Shares, the Corporation shall recognize the registered holders of such Definitive Shares and the Book-Entry Shares for which such Definitive Shares have been substituted shall be void and of no further effect.

(d) The provisions of paragraphs (1) through (13) and the exercise of rights of redemption and conversion, with respect to Series 9 Preferred Shares are subject to the provisions of this paragraph (14), and to the extent that there is any inconsistency or conflict between such provisions, the provisions of this paragraph (14) shall prevail.

(15) Wire or Electronic Transfer of Funds

Notwithstanding any other right, privilege, restriction or condition attaching to the Series 9 Preferred Shares, the Corporation may, at its option, make any payment due to registered holders of Series 9 Preferred Shares by way of a wire or electronic transfer of funds to such holders. If a payment is made by way of a wire or electronic transfer of funds, the Corporation shall be responsible for any applicable charges or fees relating to the making of such transfer. As soon as practicable following the determination by the Corporation that a payment is to be made by way of a wire or electronic transfer of funds, the Corporation shall provide a notice to the applicable registered holders of Series 9 Preferred Shares at their respective addresses appearing on the books of the Corporation. Such notice shall request that each applicable registered holder of Series 9 Preferred Shares provide the particulars of an account of such

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holder with a chartered bank in Canada to which the wire or electronic transfer of funds shall be directed. If the Corporation does not receive account particulars from a registered holder of Series 9 Preferred Shares prior to the date such payment is to be made, the Corporation shall deposit the funds otherwise payable to such holder in a special account or accounts in trust for such holder. The making of a payment by way of a wire or electronic transfer of funds or the deposit by the Corporation of funds otherwise payable to a holder in a special account or accounts in trust for such holder shall be deemed to constitute payment by the Corporation on the date thereof and shall satisfy and discharge all liabilities of the Corporation for such payment to the extent of the amount represented by such transfer or deposit.

(16) Amendments

The provisions attaching to the Series 9 Shares may be deleted, varied, modified, amended or amplified by articles of amendment with such approval as may then be required by the Canada Business Corporations Act, with any such approval to be given in accordance with paragraph (11) and with any required approvals of any stock exchanges on which the Series 9 Shares may be listed.

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SCHEDULE “B” TO ARTICLES OF AMENDMENT OF

TRANSCANADA CORPORATION

The tenth series of First Preferred Shares of the Corporation shall consist of 18,000,000 shares designated as Cumulative Redeemable First Preferred Shares, Series 10 (the “Series 10 Preferred Shares”). In addition to the rights, privileges, restrictions and conditions attaching to the First Preferred Shares as a class, the rights, privileges, restrictions and conditions attaching to the Series 10 Preferred Shares shall be as follows:

(1) Interpretation

(a) In these Series 10 Preferred Share provisions, the following expressions have the meanings indicated:

(i) “Annual Fixed Dividend Rate” means, for any Subsequent Fixed Rate Period, the annual rate of interest (expressed as a percentage rounded to the nearest one hundred-thousandth of one percent (with 0.000005% being rounded up)) equal to the sum of the Government of Canada Yield on the applicable Fixed Rate Calculation Date and 2.35%;

(ii) “Bloomberg Screen GCAN5YR Page” means the display designated as page “GCAN5YR<INDEX>“ on the Bloomberg Financial L.P. service or its successor service (or such other page as may replace the GCAN5YR<INDEX> page on that service or its successor service) for purposes of displaying Government of Canada bond yields;

(iii) “Book-Based System” means the record entry securities transfer and pledge system administered by the System Operator in accordance with the operating rules and procedures of the System Operator in force from time to time and any successor system thereof;

(iv) “Book-Entry Holder” means the person that is the beneficial holder of a Book-Entry Share;

(v) “Book-Entry Shares” means the Series 10 Preferred Shares held through the Book-Based System;

(vi) “Business Day” means a day on which chartered banks are generally open for business in both Calgary, Alberta and Toronto, Ontario;

(vii) “CDS” means CDS Clearing and Depository Services Inc. or any successor thereof;

(viii) “Common Shares” means the common shares of the Corporation;

(ix) “Definitive Share” means a fully registered, typewritten, printed, lithographed, engraved or otherwise produced share certificate representing one or more Series 10 Preferred Shares;

(x) “Dividend Payment Date” means the 30th day of January, April, July or October in any year;

(xi) “First Preferred Shares” means the first preferred shares of the Corporation;

(xii) “Fixed Rate Calculation Date” means, for any Subsequent Fixed Rate Period, the 30th day prior to the first day of such Subsequent Fixed Rate Period;

(xiii) “Floating Quarterly Dividend Rate” means, for any Quarterly Floating Rate Period, the annual rate of interest (expressed as a percentage rounded to the nearest one hundred-thousandth of one percent (with 0.000005% being rounded up)) equal to the sum of the T-Bill Rate on the applicable Floating Rate Calculation Date and 2.35%;

(xiv) “Floating Rate Calculation Date” means, for any Quarterly Floating Rate Period, the 30th day prior to the first day of such Quarterly Floating Rate Period;

(xv) “Global Certificate” means the global certificate representing outstanding Book-Entry Shares;

(xvi) “Government of Canada Yield” on any date means the yield to maturity on such date (assuming semi-annual compounding) of a Canadian dollar denominated non-callable Government of Canada bond with a term to maturity of five years as quoted as of 10:00 a.m. (Toronto time) on such date and that appears on the Bloomberg Screen GCAN5YR Page on such date; provided that if such rate does not appear on the Bloomberg Screen GCAN5YR Page on such date, then the Government of Canada Yield shall mean the arithmetic average of the yields quoted to the Corporation by two registered Canadian investment dealers selected by the Corporation as being the annual yield to maturity on such date, compounded semi-annually, that a non-callable Government of Canada bond would carry if issued, in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity of five years;

(xvii) “Liquidation” means the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs;

(xviii) “Participants” means the participants in the Book-Based System;

(xix) “Pro Rated Dividend” means the amount determined by multiplying the amount of the dividend payable for a Quarter in which a Liquidation, conversion or redemption is to occur by four and multiplying that product by a fraction, the numerator of which is the number of days from and including the Dividend Payment Date immediately preceding the date fixed for Liquidation, conversion or redemption to but excluding such date and the denominator of which is 365 or 366, depending upon the actual number of days in the applicable year;

(xx) “Quarter” means a three-month period ending on a Dividend Payment Date;

(xxi) “Quarterly Commencement Date” means the 30th day of January, April, July and October in each year, commencing October 30, 2019;

(xxii) “Quarterly Floating Rate Period” means the period from and including a Quarterly Commencement Date to but excluding the next succeeding Quarterly Commencement Date;

(xxiii) “Series 9 Preferred Shares” means the Cumulative Redeemable First Preferred Shares, Series 9 of the Corporation;

(xxiv) “Series 10 Conversion Date” means October 30, 2024, and October 30 in every fifth year thereafter;

(xxv) “Subsequent Fixed Rate Period” means, for the initial Subsequent Fixed Rate Period, the period from and including October 30, 2019, to but excluding October 30, 2024, and for each succeeding Subsequent Fixed Rate Period means the period from and including the day immediately following the last day of the immediately preceding Subsequent Fixed Rate Period to but excluding October 30 in the fifth year thereafter;

(xxvi) “System Operator” means CDS or its nominee or any successor thereof; and

(xxvii) “T-Bill Rate” means, for any Quarterly Floating Rate Period, the average yield expressed as an annual rate on 90 day Government of Canada treasury bills, as reported by the Bank of Canada, for the most recent treasury bills auction preceding the applicable Floating Rate Calculation Date.

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(b) The expressions “on a parity with”, “ranking prior to”, “ranking junior to” and similar expressions refer to the order of priority in the payment of dividends or in the distribution of assets in the event of any Liquidation.

(c) If any day on which any dividend on the Series 10 Preferred Shares is payable by the Corporation or on or by which any other action is required to be taken by the Corporation is not a Business Day, then such dividend shall be payable and such other action may be taken on or by the next succeeding day that is a Business Day.

(2) Dividends

(a) During each Quarterly Floating Rate Period, the holders of the Series 10 Preferred Shares shall be entitled to receive and the Corporation shall pay, as and when declared by the board of directors of the Corporation, out of the moneys of the Corporation properly applicable to the payment of dividends, cumulative preferential cash dividends, payable on each Dividend Payment Date, in the amount per share determined by multiplying the Floating Quarterly Dividend Rate for such Quarterly Floating Rate Period by $25.00 and multiplying that product by a fraction, the numerator of which is the actual number of days in such Quarterly Floating Rate Period and the denominator of which is 365 or 366, depending on the actual number of days in the applicable year.

(b) On each Floating Rate Calculation Date, the Corporation shall determine the Floating Quarterly Dividend Rate for the ensuing Quarterly Floating Rate Period. Each such determination shall, in the absence of manifest error, be final and binding upon the Corporation and upon all holders of Series 10 Preferred Shares. The Corporation shall, on each Floating Rate Calculation Date, give written notice of the Floating Quarterly Dividend Rate for the ensuing Quarterly Floating Rate Period to the registered holders of the then outstanding Series 10 Preferred Shares. Each such notice shall be given by electronic transmission, by facsimile transmission or by ordinary unregistered first class prepaid mail addressed to each holder of Series 10 Preferred Shares at the last address of such holder as it appears on the books of the Corporation or, in the event of the address of any holder not so appearing, to the address of such holder last known to the Corporation.

(c) If a dividend has been declared for a Quarter and a date is fixed for a Liquidation, redemption or conversion that is prior to the Dividend Payment Date for such Quarter, a Pro Rated Dividend shall be payable on the date fixed for such Liquidation, redemption or conversion instead of the dividend declared, but if such Liquidation, redemption or conversion does not occur, then the full amount of the dividend declared shall be payable on the originally scheduled Dividend Payment Date.

(d) If the dividend payable on any Dividend Payment Date is not paid in full on such date on all of the Series 10 Preferred Shares then outstanding, such dividend or the unpaid part of it shall be paid on a subsequent date or dates to be determined by the Board of Directors on which the Corporation shall have sufficient moneys properly applicable, under the provisions of any applicable law and under the provisions of any trust indenture securing bonds, debentures or other securities of the Corporation, to the payment of the dividend.

(e) Cheques of the Corporation payable in lawful money of Canada at par at any branch of the Corporation’s bankers in Canada may be issued in respect of the dividends (less any tax required to be deducted) and payment of the cheques shall satisfy such dividends, or payments in respect of dividends may be made in any other manner determined by the Corporation.

(f) The holders of the Series 10 Preferred Shares shall not be entitled to any dividend other than as specified in this paragraph (2).

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(3) Purchase for Cancellation

Subject to the provisions of paragraphs (5) and (8) and subject to such provisions of the Canada Business Corporations Act as may be applicable, the Corporation may at any time or times purchase (if obtainable) for cancellation all or any part of the Series 10 Preferred Shares outstanding from time to time

(a) through the facilities of any stock exchange on which the Series 10 Preferred Shares are listed,

(b) by invitation for tenders addressed to all the holders of record of the Series 10 Preferred Shares outstanding, or

(c) in any other manner,

at the lowest price or prices at which, in the opinion of the Board of Directors, such shares are obtainable. If upon any invitation for tenders under the provisions of this paragraph (3) more Series 10 Preferred Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is willing to purchase, the Corporation shall accept, to the extent required, the tenders submitted at the lowest price and then, if and as required, the tenders submitted at the next progressively higher prices, and if more shares are tendered at any such price than the Corporation is prepared to purchase, then the shares tendered at such price shall be purchased as nearly as may be pro rata (disregarding fractions) according to the number of Series 10 Preferred Shares so tendered by each of the holders of Series 10 Preferred Shares who submit tenders at that price. From and after the date of purchase of any Series 10 Preferred Shares under the provisions of this paragraph (3), the shares so purchased shall be restored to the status of authorized but unissued shares.

(4) Redemption

(a) Subject to the provisions of paragraph (8), the Corporation, upon giving notice as herein provided, may redeem all or any part of the Series 10 Preferred Shares by the payment of an amount in cash for each share to be redeemed equal to

(i) $25.00 in the case of a redemption on a Series 10 Conversion Date on or after October 30, 2024, or

(ii) $25.50 in the case of redemption on any other date after October 30, 2019 that is not a Series 10 Conversion Date,

(such amount being the “redemption amount”) plus all accrued and unpaid dividends thereon, which for such purpose shall be calculated on a pro rata basis for the period from and including the last Dividend Payment Date on which dividends on the Series 10 Preferred Shares have been paid to but excluding the date fixed for redemption (the whole constituting the “cash redemption price”).  For the purposes of subsection 191(4) of the Income Tax Act (Canada) or any successor or replacement provision of similar effect, the amount specified in respect of each Series 10 Preferred Share is $25.00.

(b) In any case of redemption of Series 10 Preferred Shares under the provisions of this paragraph (4), the Corporation shall, at least 30 days and not more than 60 days before the date specified for redemption, mail to each person who at the date of mailing is a registered holder of Series 10 Preferred Shares to be redeemed a written notice of the intention of the Corporation to redeem such Series 10 Preferred Shares. Such notice shall be mailed in a prepaid letter addressed to each such holder at the holder’s address as it appears on the books of the Corporation or, in the event of the address of any such holder not so appearing, to the last known address of such holder; provided, however, that accidental failure to give any such notice to one or more of such holders shall not affect the validity of such redemption. Such notice shall set out the cash redemption price and the date on which redemption is to take place and, if part only of the Series 10 Preferred Shares held by the person to whom it is addressed is to be redeemed, the number so to be redeemed. On or after the date so specified for redemption the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Series 10 Preferred Shares to be

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redeemed the cash redemption price on presentation and surrender at the head office of the Corporation or any other place designated in such notice of the certificates for the Series 10 Preferred Shares called for redemption, subject to the provisions of paragraph (14). Such payment shall be made by cheque payable at par at any branch of the Corporation’s bankers in Canada. Such Series 10 Preferred Shares shall then be and be deemed to be redeemed and shall be restored to the status of authorized but unissued shares. If a part only of the shares represented by any certificate shall be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation. From and after the date specified in any such notice, the Series 10 Preferred Shares called for redemption shall cease to be entitled to dividends and the holders shall not be entitled to exercise any of the rights of holders in respect thereof unless payment of the cash redemption price shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected. The Corporation shall have the right, at any time after the mailing of notice of its intention to redeem any Series 10 Preferred Shares, to deposit the cash redemption price of the shares so called for redemption, or of such of the shares represented by certificates that have not at the date of such deposit been surrendered by the holders in connection with such redemption, to a special account in any chartered bank or any trust company in Canada named in such notice, to be paid without interest to or to the order of the respective holders of such Series 10 Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing such shares. Upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Series 10 Preferred Shares in respect of which such deposit shall have been made shall then be and be deemed to be redeemed and shall be restored to the status of authorized but unissued shares and the rights of the holders after such deposit or such redemption date shall be limited to receiving without interest their proportionate part of the total cash redemption price so deposited against presentation and surrender of the certificates held by them respectively. Any interest allowed on any such deposit shall belong to the Corporation and any unclaimed funds remaining on deposit on the sixth anniversary date of the redemption shall be returned to the Corporation. Subject to such provisions of the Canada Business Corporations Act as may be applicable, in case a part only of the then outstanding Series 10 Preferred Shares is at any time to be redeemed, the shares so to be redeemed shall be selected by lot in such manner as the Board of Directors or the transfer agent and registrar, if any, appointed by the Corporation in respect of such shares shall decide, or, if the Board of Directors so decides, such shares may be redeemed pro rata (disregarding fractions).

(5) Conversion into Series 9 Preferred Shares

(a) The Series 10 Preferred Shares shall not be convertible prior to October 30, 2024. Holders of Series 10 Preferred Shares shall have the right to convert on each Series 10 Conversion Date, subject to the provisions hereof, all or any of their Series 10 Preferred Shares into Series 9 Preferred Shares on the basis of one Series 9 Preferred Share for each Series 10 Preferred Share.  The Corporation shall, not more than 60 days and not less than 30 days prior to the applicable Series 10 Conversion Date, give notice in writing in accordance with the provisions in subparagraph 2(b) to the then registered holders of the Series 10 Preferred Shares of the conversion right provided for in this paragraph (5), which notice shall set out the Series 10 Conversion Date and instructions to such holders as to the method by which such conversion right may be exercised. On the 30th day prior to each Series 10 Conversion Date, the Corporation shall give notice in writing to the then registered holders of the Series 10 Preferred Shares of the Annual Fixed Dividend Rate for the Series 9 Preferred Shares for the next succeeding Subsequent Fixed Rate Period and the Floating Quarterly Dividend Rate for the Series 10 Preferred Shares for the next succeeding Quarterly Floating Rate Period. Such notice shall be delivered in accordance with the provisions of subparagraph (2)(b).

(b) If the Corporation gives notice as provided in paragraph (4) to the holders of the Series 10 Preferred Shares of the redemption of all of the Series 10 Preferred Shares, then the right of a holder of Series 10 Preferred Shares to convert such Series 10 Preferred Shares shall terminate effective on the date of such notice and the Corporation shall not be required to give the notice specified in subparagraph (a) of this paragraph (5).

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(c) Holders of Series 10 Preferred Shares shall not be entitled to convert their shares into Series 9 Preferred Shares if the Corporation determines that there would remain outstanding on a Series 10 Conversion Date less than 1,000,000 Series 9 Preferred Shares, after having taken into account all Series 10 Preferred Shares tendered for conversion into Series 9 Preferred Shares and all Series 9 Preferred Shares tendered for conversion into Series 10 Preferred Shares, and the Corporation shall give notice in writing thereof in accordance with the provisions of subparagraph (2)(b) to all affected registered holders of the Series 10 Preferred Shares at least seven days prior to the applicable Series 10 Conversion Date and shall issue and deliver, or cause to be delivered, prior to such Series 10 Conversion Date, at the expense of the Corporation, to such holders of Series 10 Preferred Shares who have surrendered for conversion any certificate or certificates representing Series 10 Preferred Shares, certificates representing the Series 10 Preferred Shares represented by any certificate or certificates so surrendered.

(d) If the Corporation determines that there would remain outstanding on a Series 10 Conversion Date less than 1,000,000 Series 10 Preferred Shares, after having taken into account all Series 10 Preferred Shares tendered for conversion into Series 9 Preferred Shares and all Series 9 Preferred Shares tendered for conversion into Series 10 Preferred Shares, then all of the remaining outstanding Series 10 Preferred Shares shall be converted automatically into Series 9 Preferred Shares on the basis of one Series 9 Preferred Share for each Series 10 Preferred Share on the applicable Series 10 Conversion Date and the Corporation shall give notice in writing thereof in accordance with the provisions of subparagraph (2)(b) to the then registered holders of such remaining Series 10 Preferred Shares at least seven days prior to the Series 10 Conversion Date.

(e) The conversion right may be exercised by a holder of Series 10 Preferred Shares by notice in writing, in a form satisfactory to the Corporation (the “Series 10 Conversion Notice”), which notice must be received by the transfer agent and registrar for the Series 10 Preferred Shares at the principal office in Toronto or Calgary of such transfer agent and registrar not earlier than the 30th day prior to, but not later than 5:00 p.m. (Toronto time) on the 15th day preceding, a Series 10 Conversion Date. The Series 10 Conversion Notice shall indicate the number of Series 10 Preferred Shares to be converted. Once received by the transfer agent and registrar on behalf of the Corporation, the election of a holder to convert is irrevocable. Except in the case where the Series 9 Preferred Shares are in the Book-Based System, if the Series 9 Preferred Shares are to be registered in a name or names different from the name or names of the registered holder of the Series 10 Preferred Shares to be converted, the Series 10 Conversion Notice shall contain written notice in form and execution satisfactory to such transfer agent and registrar directing the Corporation to register the Series 9 Preferred Shares in some other name or names (the “Series 10 Transferee”) and stating the name or names (with addresses) and a written declaration, if required by the Corporation or by applicable law, as to the residence and share ownership status of the Series 10 Transferee and such other matters as may be required by such law in order to determine the entitlement of such Series 10 Transferee to hold such Series 9 Preferred Shares.

(f) If all remaining outstanding Series 10 Preferred Shares are to be converted into Series 9 Preferred Shares on the applicable Series 10 Conversion Date as provided for in subparagraph (d) of this paragraph (5), the Series 10 Preferred Shares that holders have not previously elected to convert shall be converted on the Series 10 Conversion Date into Series 9 Preferred Shares and the holders thereof shall be deemed to be holders of Series 9 Preferred Shares at 5:00 p.m. (Toronto time) on the Series 10 Conversion Date and shall be entitled, upon surrender during regular business hours at the principal office in Toronto or Calgary of the transfer agent and registrar of the Corporation of the certificate or certificates representing Series 10 Preferred Shares not previously surrendered for conversion, to receive a certificate or certificates representing the same number of Series 9 Preferred Shares in the manner and subject to the provisions of this paragraph (5) and paragraph (14).

(g) Subject to subparagraph (h) of this paragraph (5) and paragraph (14), as promptly as practicable after the Series 10 Conversion Date the Corporation shall deliver or cause to be delivered certificates representing the Series 9 Preferred Shares registered in the name of the holders of the Series 10 Preferred Shares to be converted, or as such holders shall have directed, on presentation and surrender at the principal office in Toronto or Calgary of the transfer agent and registrar for the Series 10 Preferred Shares

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of the certificate or certificates for the Series 10 Preferred Shares to be converted. If only a part of such Series 10 Preferred Shares represented by any certificate shall be converted, a new certificate for the balance shall be issued at the expense of the Corporation. From and after the date specified in any Series 10 Conversion Notice, the Series 10 Preferred Shares converted into Series 9 Preferred Shares shall cease to be outstanding and shall be restored to the status of authorized but unissued shares, and the holders thereof shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of holders in respect thereof unless the Corporation, subject to paragraph (14)  shall fail to deliver to the holders of the Series 10 Preferred Shares to be converted share certificates representing the Series 9 Preferred Shares into which such shares have been converted.

(h) The obligation of the Corporation to issue Series 9 Preferred Shares upon conversion of any Series 10 Preferred Shares shall be deferred during the continuance of any one or more of the following events:

(i) the issuing of such Series 9 Preferred Shares is prohibited pursuant to any agreement or arrangement entered into by the Corporation to assure its solvency or continued operation;

(ii) the issuing of such Series 9 Preferred Shares is prohibited by law or by any regulatory or other authority having jurisdiction over the Corporation that is acting in conformity with law; or

(iii) for any reason beyond its control, the Corporation is unable to issue Series 9 Preferred Shares or is unable to deliver Series 9 Preferred Shares.

(i) The Corporation reserves the right not to deliver Series 9 Preferred Shares to any person that the Corporation or its transfer agent and registrar has reason to believe is a person whose address is in, or that the Corporation or its transfer agent and registrar has reason to believe is a resident of any jurisdiction outside Canada if such delivery would require the Corporation to take any action to comply with the securities laws of such jurisdiction. In those circumstances, the Corporation shall hold, as agent of any such person, all or the relevant number of Series 9 Preferred Shares, and the Corporation shall attempt to sell such Series 9 Preferred Shares to parties other than the Corporation and its affiliates on behalf of any such person. Such sales (if any) shall be made at such times and at such prices as the Corporation, in its sole discretion, may determine. The Corporation shall not be subject to any liability for failure to sell Series 9 Preferred Shares on behalf of any such person at all or at any particular price or on any particular day. The net proceeds received by the Corporation from the sale of any such Series 9 Preferred Shares shall be delivered to any such person, after deducting the costs of sale, by cheque or in any other manner determined by the Corporation.

(6) Liquidation, Dissolution or Winding-up

In the event of a Liquidation, the holders of the Series 10 Preferred Shares shall be entitled to receive $25.00 per Series 10 Preferred Share plus all accrued and unpaid dividends thereon, which for such purpose shall be calculated on a pro rata basis for the period from and including the last Dividend Payment Date on which dividends on the Series 10 Preferred Shares have been paid to but excluding the date of such Liquidation, before any amount shall be paid or any property or assets of the Corporation shall be distributed to the holders of the Common Shares or to the holders of any other shares ranking junior to the Series 10 Preferred Shares in any respect. After payment to the holders of the Series 10 Preferred Shares of the amount so payable to them, they shall not, as such, be entitled to share in any further distribution of the property or assets of the Corporation.

(7) Voting Rights

The holders of Series 10 Preferred Shares will not be entitled (except as otherwise provided by law and except for meetings of the holders of First Preferred Shares as a class and meetings of the holders of Series 10 Preferred Shares as a series) to receive notice of, attend at, or vote at any meeting of shareholders of the Corporation unless and until the Corporation shall have failed to pay eight quarterly dividends on the Series 10 Preferred Shares, whether or not consecutive and whether or not such dividends have been

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declared and whether or not there are any moneys of the Corporation properly applicable to the payment of such dividends.  In the event of such non-payment, the holders of Series 10 Preferred Shares shall have the right to receive notice of and to attend each meeting of shareholders of the Corporation at which directors are to be elected and which take place more than 60 days after the date on which the failure first occurs (other than separate meetings of holders of another class or series of shares), and such holders of Series 10 Preferred Shares shall have the right, at any such meeting, to one vote with respect to resolutions to elect directors for each Series 10 Share held until all such arrears of dividends have been paid, whereupon such rights shall cease unless and until the same default shall again arise under the provisions of this paragraph (7).

(8) Restrictions on Partial Redemption or Purchase

So long as any of the Series 10 Preferred Shares are outstanding, the Corporation shall not call for redemption, purchase, reduce or otherwise pay for less than all the Series 10 Preferred Shares and all other preferred shares then outstanding ranking prior to or on a parity with the Series 10 Preferred Shares with respect to payment of dividends unless all dividends up to and including the dividends payable on the last preceding dividend payment dates on all such shares then outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment.

(9) Restrictions on Payment of Dividends and Reduction of Junior Capital

So long as any of the Series 10 Preferred Shares are outstanding, the Corporation shall not:

(a) declare, pay or set apart for payment any dividends (other than stock dividends in shares of the Corporation ranking junior to the Series 10 Preferred Shares) on the Common Shares or any other shares of the Corporation ranking junior to the Series 10 Preferred Shares with respect to payment of dividends; or

(b) call for redemption, purchase, reduce or otherwise pay for any shares of the Corporation ranking junior to the Series 10 Preferred Shares with respect to repayment of capital or with respect to payment of dividends;

unless all dividends up to and including the dividends payable on the last preceding dividend payment dates on the Series 10 Preferred Shares and on all other preferred shares ranking prior to or on a parity with the Series 10 Preferred Shares with respect to payment of dividends then outstanding shall have been declared and paid or set apart for payment at the date of any such action referred to in subparagraphs 9 (a) and (b).

(10) Issue of Additional Preferred Shares

No class of shares may be created or issued ranking as to repayment of capital or payment of dividends prior to or on a parity with the Series 10 Preferred Shares without the prior approval of the holders of the Series 10 Preferred Shares given as specified in paragraph (11), nor shall the number of Series 10 Preferred Shares be increased without such approval; provided, however, that nothing in this paragraph (10) shall prevent the Corporation from creating additional series of First Preferred Shares and, if all dividends then payable on the Series 10 Preferred Shares shall have been paid or set apart for payment, from issuing additional series of First Preferred Shares without such approval.

(11) Sanction by Holders of Series 10 Preferred Shares

The approval of the holders of the Series 10 Preferred Shares with respect to any and all matters referred to in these share provisions may be given in writing by all of the holders of the Series 10 Preferred Shares outstanding or by resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at a meeting of the holders of the Series 10 Preferred Shares duly called and held for the purpose of

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considering the subject matter of such resolution and at which holders of not less than a majority of all Series 10 Preferred Shares then outstanding are present in person or represented by proxy in accordance with the by-laws of the Corporation; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all Series 10 Preferred Shares then outstanding are not present in person or so represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than 15 days later, and to such time and place as may be fixed by the chairman of such meeting, and at such adjourned meeting the holders of Series 10 Preferred Shares present in person or so represented by proxy, whether or not they hold a majority of all Series 10 Preferred Shares then outstanding, may transact the business for which the meeting was originally called, and a resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at such adjourned meeting shall constitute the approval of the holders of the Series 10 Preferred Shares. Notice of any such original meeting of the holders of the Series 10 Preferred Shares shall be given not less than 15 days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called, and notice of any such adjourned meeting shall be given not less than 10 days prior to the date fixed for such adjourned meeting, but it shall not be necessary to specify in such notice the purpose for which the adjourned meeting is called. The formalities to be observed with respect to the giving of notice of any such original meeting or adjourned meeting and the conduct of it shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at any such original meeting or adjourned meeting, each holder of Series 10 Preferred Shares present in person or represented by proxy shall be entitled to one vote for each of the Series 10 Preferred Shares held by such holder.

(12) Tax Election

The Corporation shall elect, in the manner and within the time provided under subsection 191.2(1) of the Income Tax Act (Canada) or any successor or replacement provision of similar effect, to pay tax at a rate, and shall take all other action necessary under such Act, such that no holder of Series 10 Preferred Shares shall be required to pay tax on dividends received on the Series 10 Preferred Shares under section 187.2 of such Act or any successor or replacement provision of similar effect.

(13) Withholding Tax

Notwithstanding any other provision of these share provisions, the Corporation may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in shares) to be made pursuant to these share provisions any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to these share provisions is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any non-cash payment, distribution, issuance or delivery to be made pursuant to these share provisions any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series 10 Preferred Shares pursuant to these share provisions shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this paragraph (13).

Holders of Series 10 Preferred Shares shall be responsible for all withholding taxes under Part XIII of the Income Tax Act (Canada) in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to these share provisions and shall indemnify and hold harmless the Corporation on an after-tax basis for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to these share provisions.

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(14) Book-Based System

(a) Subject to the provisions of subparagraphs (b) and (c) of this paragraph (14) and notwithstanding the provisions of paragraphs (1) through (13) of these share provisions, the Series 10 Preferred Shares shall be evidenced by a single fully registered Global Certificate representing the aggregate number of Series 10 Preferred Shares issued by the Corporation which shall be held by, or on behalf of, the System Operator as custodian of the Global Certificate for the Participants and registered in the name of “CDS & Co.” (or in such other name as the System Operator may use from time to time as its nominee for purposes of the Book-Based System), and registrations of ownership, transfers, surrenders and conversions of Series 10 Preferred Shares shall be made only through the Book-Based System. Accordingly, subject to subparagraph (c) of this paragraph (14), no beneficial holder of Series 10 Preferred Shares shall receive a certificate or other instrument from the Corporation or the System Operator evidencing such holder’s ownership thereof, and no such holder shall be shown on the records maintained by the System Operator except through a book-entry account of a Participant acting on behalf of such holder.

(b) Notwithstanding the provisions of paragraphs (1) through (13), so long as the System Operator is the registered holder of the Series 10 Preferred Shares:

(i) the System Operator shall be considered the sole owner of the Series 10 Preferred Shares for the purposes of receiving notices or payments on or in respect of the Series 10 Preferred Shares or the delivery of Series 9 Preferred Shares and certificates therefor upon the exercise of rights of conversion; and

(ii) the Corporation, pursuant to the exercise of rights of redemption or conversion, shall deliver or cause to be delivered to the System Operator, for the benefit of the beneficial holders of the Series 10 Preferred Shares, the cash redemption price for the Series 10 Preferred Shares or certificates for Series 9 Preferred Shares against delivery to the Corporation’s account with the System Operator of such holders’ Series 10 Preferred Shares.

(c) If the Corporation determines that the System Operator is no longer willing or able to discharge properly its responsibilities with respect to the Book-Based System and the Corporation is unable to locate a qualified successor or the Corporation elects, or is required by applicable law, to withdraw the Series 10 Preferred Shares from the Book-Based System, then subparagraphs (a) and (b) of this paragraph (14) shall no longer be applicable to the Series 10 Preferred Shares and the Corporation shall notify Book-Entry Holders through the System Operator of the occurrence of any such event or election and of the availability of Definitive Shares to Book-Entry Holders. Upon surrender by the System Operator of the Global Certificate to the transfer agent and registrar for the Series 10 Preferred Shares accompanied by registration instructions for re-registration, the Corporation shall execute and deliver Definitive Shares. The Corporation shall not be liable for any delay in delivering such instructions and may conclusively act and rely on and shall be protected in acting and relying on such instructions. Upon the issuance of Definitive Shares, the Corporation shall recognize the registered holders of such Definitive Shares and the Book-Entry Shares for which such Definitive Shares have been substituted shall be void and of no further effect.

(d) The provisions of paragraphs (1) through (13) and the exercise of rights of redemption and conversion with respect to Series 10 Preferred Shares are subject to the provisions of this paragraph (14), and to the extent that there is any inconsistency or conflict between such provisions, the provisions of this paragraph (14) shall prevail.

(15) Wire or Electronic Transfer of Funds

Notwithstanding any other right, privilege, restriction or condition attaching to the Series 10 Preferred Shares, the Corporation may, at its option, make any payment due to registered holders of Series 10 Preferred Shares by way of a wire or electronic transfer of funds to such holders. If a payment is made by way of a wire or electronic transfer of funds, the Corporation shall be responsible for any applicable

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charges or fees relating to the making of such transfer. As soon as practicable following the determination by the Corporation that a payment is to be made by way of a wire or electronic transfer of funds, the Corporation shall provide a notice to the applicable registered holders of Series 10 Preferred Shares at their respective addresses appearing on the books of the Corporation. Such notice shall request that each applicable registered holder of Series 10 Preferred Shares provide the particulars of an account of such holder with a chartered bank in Canada to which the wire or electronic transfer of funds shall be directed. If the Corporation does not receive account particulars from a registered holder of Series 10 Preferred Shares prior to the date such payment is to be made, the Corporation shall deposit the funds otherwise payable to such holder in a special account or accounts in trust for such holder. The making of a payment by way of a wire or electronic transfer of funds or the deposit by the Corporation of funds otherwise payable to a holder in a special account or accounts in trust for such holder shall be deemed to constitute payment by the Corporation on the date thereof and shall satisfy and discharge all liabilities of the Corporation for such payment to the extent of the amount represented by such transfer or deposit.

(16) Amendments

The provisions attaching to the Series 10 Shares may be deleted, varied, modified, amended or amplified by articles of amendment with such approval as may then be required by the Canada Business Corporations Act, with any such approval to be given in accordance with paragraph (11) and with any required approvals of any stock exchanges on which the Series 10 Shares may be listed.

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